Exhibit 10.1

MARK L. WETZEL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of June 13, 2008, by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), and Mark L. Wetzel (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Executive Vice President, Chief Financial Officer and Treasurer and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the later of (a) date hereof and (b) the date that the Executive commences employment with the Company, and ending on the third anniversary of this Agreement, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). If either the Company or Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof as hereinafter provided, or if either the Company or Executive wishes to renew this Agreement on different terms than those contained herein, it or he shall give written notice in accordance with Section 10.4 below of such intent to the other party at least sixty (60) days prior to the expiration of the Term. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the Term shall refer both to the initial term and any renewal term as the context requires.

2. Duties.

2.1 Services as an Employee. The Executive, in his capacity as Executive Vice President, Chief Financial Officer and Treasurer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature, within the scope of authority commensurate with a chief financial officer of a public company, as shall be specified and designated from time to time by the Company’s President and Chief Executive Officer (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive shall report to the Chief Executive Officer. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder. In no event shall the prior sentence prohibit the Executive from

(i) performing charitable activities, (ii) delivering lectures at educational institutions or professional or corporate associations, or (iii) any other activities approved in advance by the President and Chief Executive Officer, so long as such activities do not contravene the prior sentence. Without the prior approval of the Company’s Board of Directors (the “Board”), Executive shall not serve in any executive capacity or as a member of the governing board of any private or public for-profit company. Executive’s principal place of employment shall be at the principal executive offices of the Company in Washington, D.C. or in such other location in the Washington, D.C. metropolitan area to which the Company may from time to time relocate its principal executive offices.

2.2 Additional Agreements. Simultaneously with the execution of this Agreement, the Company and the Executive shall enter into an Indemnification Agreement in substantially the form attached as Exhibit A (the “Indemnification Agreement”).

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive during the Term an annual salary at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum (the “Annual Salary”), payable at times and in the manner consistent with the Company’s general policies for its senior executives and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement. Under no circumstances shall the Annual Salary be reduced below the Annual Salary paid to the Executive in the immediately preceding twelve (12) month period without the Executive’s consent, other than, beginning on the 18th month anniversary of the commencement of the Term, for across-the-board reductions generally applicable to the Company’s senior executives.

3.2 Incentive Compensation. The Executive will be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board or Compensation Committee that are generally available to the Company’s senior executives. Any incentive compensation shall be subject to, and paid in accordance with, the terms and conditions of the applicable plans, programs and arrangements.

(i) Short-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Company’s short-term incentive compensation plan (a “STIP”), with such opportunities as may be determined by the Compensation Committee in its sole discretion (each, a “Target Bonus”); provided, however, that for the bonus year ending December 31, 2008, a Target Bonus opportunity of 60% of the Executive’s Annual Salary, with a maximum opportunity of 120%, will be pro rated for the period from the Effective Date to December 31, 2008, and thereafter during the Term the Executive will participate at an annual Target Bonus opportunity of 60% of his Annual Salary (as may be increased but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives from time to time).

(ii) Long-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Company’s long-term incentive compensation plan with such opportunities, if any, as may be determined by the Compensation Committee. During the Term, equity awards granted by the Compensation Committee would be subject to the terms of the respective award agreements evidencing such grants, as such terms are determined by the Compensation Committee, and the applicable plan or program.

(iii) Payment. Payments under any of the Company’s incentive and other compensation plans, if earned, shall be paid when incentive compensation is paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

3.3 Equity-Based Awards. Effective on the date that the Executive begins employment, the Company shall issue to the Executive, and the Executive agrees to accept that number of shares of Company common stock equal to Five Hundred Thousand Dollars ($500,000) divided by the closing price of a share of common stock of the Company on the New York Stock Exchange on the date that the Executive commences employment with the Company. Such shares of common stock shall be subject to forfeiture and shall vest in three equal installments on each of the first three anniversaries of the date that the Executive commences employment with the Company.

3.4 Benefits – In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, medical, dental, vision and other health programs, 401(k) retirement savings plan and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Vacation. During the Term, the Executive shall be entitled to (i) vacation of twenty (20) working days per year, (ii) sick and personal leave available to other senior executives of the Company generally, and (iii) holidays recognized by the Company. The Executive’s entitlement to vacation and sick and personal leave will be subject to the Company’s accrual and carry-over rules applicable to senior executives of the Company generally.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses for payment or reimbursement in accordance with the policies applicable to senior executives of the Company generally.

3.7 Relocation and Other Expenses.

(i)	Executive shall be required to relocate to the greater Washington, D.C. metropolitan area within a period of time to be agreed upon by the Company’s Chief Executive Officer and the Executive. In connection with such relocation, Executive shall be eligible to participate in the Company’s Relocation Program and eligible for reimbursement of expenses of up to $150,000, exclusive of any “gross up” amounts paid to applicable tax authorities.

(ii)	In addition, the Company shall reimburse Executive, up to an amount equal to $25,000, for reasonable out-of-pocket expenditures for interim living and travel arrangements, incurred during the period ending on the earlier of (a) the six-month anniversary following the commencement of Executive’s employment with the Company, and (b) the date that Executive relocates to the greater Washington, D.C. metropolitan area.

4. Termination Due to Death or Disability.

4.1 Death. In the event of Executive’s death, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination (as defined in section 6.3);

(ii)	In lieu of any cash bonus payment under Section 3.2 for the year in which Executive dies, and without duplication with respect to Compensation Accrued at Termination to which Executive is entitled, a Partial Year Bonus (as defined in Section 6.6);

(iii)	The vesting and, as applicable, exercisability of stock options, Restricted Stock Units (“RSUs”), common stock subject to forfeiture and other equity awards held by Executive at termination of employment, and all other terms of such awards, shall be governed by the plans, programs, agreements and other documents pursuant to which such awards were granted and;

(iv)	All other rights under any other compensatory or benefit plan shall be governed by the terms and conditions of such plan. In addition, at the Company’s expense, Executive’s spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) for a period of one (1) year.

4.2 Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 6.4) of Executive. Upon termination of employment, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	In lieu of any cash bonus payment under Section 3.2 for the year in which Executive becomes disabled, and without duplication with respect to Compensation Accrued at Termination to which Executive is entitled, a Partial Year Bonus;

(iii)	The vesting and, as applicable, exercisability of stock options, RSUs, common stock subject to forfeiture and other equity awards held by Executive at termination of employment and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such awards were granted;

(iv)	Disability benefits shall be payable in accordance with the Company’s plans, programs and policies; and

(v)	All other rights under any other compensatory or benefit plan shall be governed by the terms and conditions of such plan. In addition, at the Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) for a period of one (1) year. Notwithstanding anything to the contrary, any benefits under this Section 4.2 shall be offset by any disability benefits received by the Executive.

4.3 Other Terms of Payment Following Death or Disability. Nothing in this Section 4 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 4 (except in the case of any cash bonus payment under Section 3.2 for the year of termination in lieu of which a Partial Year Bonus is paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5.6, amounts payable under this Section 4 will be paid as promptly as practicable following termination with Executive’s employment.

4.4 Conflicts. In the event of any conflict between the terms of this Section 4 and the terms of any then-applicable plans or programs of the Company, the terms of this Agreement shall control.

5. Termination of Employment For Reasons Other Than Death or Disability.

5.1 Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 6.1) at any time. At the time Executive’s employment is terminated for Cause, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	The vesting and, as applicable, exercisability of stock options, RSUs, common stock subject to forfeiture and other equity awards held by Executive at termination of employment and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such awards were granted; and

(iii)	All other rights under any other compensatory or benefit plan shall be governed by the terms and conditions of such plan.

5.2 Termination by Executive Other Than For Good Reason. Executive may

terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 6.5) at any time upon at least 30 days’ written notice to the Company. At the time Executive’s employment is terminated by Executive other than for Good Reason, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to, the same compensation and rights specified in Section 5.1.

5.3 Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days’ written notice to Executive. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), all remaining obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i)	Executive’s Compensation Accrued at Termination;

(ii)	A single severance payment in cash in an aggregate amount equal to two times the sum of (i) the Annual Salary plus (ii) the average of the three (3) most recent payments under the Company’s STIP, if any, or amounts approved for payment under the Company’s STIP to Executive (or, if fewer than three STIP payments have been paid or approved for payment to Executive, the highest payment, if any, paid or approved for payment to Executive during the Term);

(iii)	In lieu of any cash bonus payment under Section 3.2 for the year in which Executive’s employment terminates, and without duplication with respect to Compensation Accrued at Termination to which Executive is entitled, a Partial Year Bonus;

(iv)	All stock options, common stock subject to forfeiture, RSUs and other equity awards held by Executive at termination of employment shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted;

(v)	Any performance objectives upon which the earning of performance-based restricted stock, RSUs, other equity awards and other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at the target level at the date of termination, and paid on a pro-rata basis based on the time completed during the performance period; and

(vi)

All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s)

have been terminated, in the plan(s) in which senior executives of the Company participate for a period of twelve (12) months after the date Executive’s employment terminates.

Payments and benefits under this Section 5.3 are subject to Section 5.6.

5.4 Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon 30 days’ written notice to the Company which notice must be given within 90 days of the Executive’s actual knowledge of the occurrence of the condition that is the basis for such Good Reason; provided, however, that if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), all obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 5.3(i) – (vi) and subject to Section 5.6.

If any payment or benefit under this Section 5.4 is based on Annual Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Annual Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Annual Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 5.4.

5.5 Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 5.1 through 5.4, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 5 (except without duplication of payments or benefits, including in the case of any cash bonus payment under Section 3.2 for the year of termination in lieu of which a Partial Year Bonus is paid hereunder). Except as otherwise provided under Section 5.6, amounts payable under this Section 5 following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after such a termination of employment. All expenses reimbursable pursuant to Section 3.6 shall be reimbursed by the end of the calendar year after the calendar year in which the expense was incurred.

5.6 Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5.6, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code (such additional tax, together with any such interest and penalties, are hereinafter referred to as the “Additional Tax”), then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment plus interest equal to the rate provided in Section 1274(b)(2)(B) of the Code).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to Additional Tax. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

6. Definitions Relating to Termination Events.

6.1 “Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	conviction of a felony (other than a violation of traffic laws) or a crime involving moral turpitude;

(ii)	willful commission of any act of theft, fraud (including with respect to the Company’s accounting records and financial statements), embezzlement or misappropriation against the Company or one of its subsidiaries or affiliates;

(iii)	willful and continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties; or

(iv)	violation of the Company’s Code of Business Conduct and Ethics.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the Board finding that, in the good faith opinion of the Board, Executive was found to have engaged in the conduct set forth above.

6.2 “Change in Control”. For purposes of this Agreement, a “Change in Control” means the following:

i.	A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii.	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6.2(i) hereof or Section 6.2(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.2(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

iv.	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

6.3 “Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)	The accrued and unpaid portion of the Annual Salary at the rate payable, in accordance with Section 3.1 hereof, at the date of Executive’s termination of employment, through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)	Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 3.2, 3.3 and 3.4 hereof in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued;

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 3.6, in accordance the Company’s reimbursement policies as in effect at the date of such termination; and

(iv)	To the extent consistent with the Company’s policies for executives generally, compensation for vacation time accrued but unused at the date of the Executive’s termination of employment.

6.4 “Disability”. For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period, one selected by the Company or its insurance carrier and the other selected by the Executive or his legal representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

6.5 “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)	The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities or authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 2 or otherwise hereunder (other than inadvertent actions which are promptly remedied), including, without limitation, the relocation of Executive’s place of employment further than 50 miles from the Company’s current headquarters location or the assignment of Executive to any place of employment other than the Company’s headquarters; except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)	a material reduction by the Company in Executive’s Annual Salary, other than for across-the-board reductions generally applicable to the Company’s senior executives; provided that any reduction of five percent (5%) or less shall not be deemed material;

(iii)	the failure of the Company to obtain a written agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

(iv)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

6.6 “Partial Year Bonus”. For purposes of this Agreement, a “Partial Year Bonus” is an amount equal to the Executive’s Target Bonus, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination (disregarding any period of Disability during that year) and the denominator of which is the total number of days in the year of termination.

7. Excise Tax-Related Provisions. In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”), if any of such Severance Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in Section 7(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 7, shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by an amount equal to less than ten percent (10%) of the Parachute Threshold, one or more of the Total Payments shall be reduced to an aggregate amount that is two hundred ninety-nine percent (299%) of the Executive’s “base amount.” Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 7 with respect to any taxes or interest that may arise as a result of Section 409A of the Code.

(i)	For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(A)	any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (which, together with the Severance Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel, public accounting firm or compensation consultant the selection of which was approved under Section 7(iv) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(B)	the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 7(i)(A) hereof); and

(C)	the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized tax counsel, public accounting firm or compensation consultant the selection of which was approved under Section 7(iv) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(ii)	For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive’s marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

(iii)	The payments provided for in this Section 7 shall be made not later than the thirtieth day following the date of Executive’s termination of employment; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth day after the date of Executive’s termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall repay such excess to the Company within fifteen (15) days after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv)	All determinations under this Section 7 shall be made at the expense of the Company by a nationally recognized tax counsel, public accounting firm or compensation consultant selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determinations shall be binding upon Executive and the Company.

8. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

8.1 Noncompetition Agreement. Simultaneously with the execution of this Agreement, Executive and the Company shall enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement in substantially the form attached as Exhibit B (the “Non-Competition Agreement”).

8.2 Ownership of Work. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

8.3 Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and to pay a mutually agreed hourly fee to Executive for any assistance provided after termination of Executive’s employment.

8.4 Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, the executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company’s public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or such members of the Board, executive officers or personnel from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s or the Company’s respective rights under this Agreement.

8.5 Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 4 and 5 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute a general release in substantially the form attached hereto as Exhibit C.

8.6 Remedies. Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 9 the Company shall be entitled to seek an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 9. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 9, that willful actions by Executive have constituted wrongdoing that results in an accounting restatement due to the material noncompliance of the Company with financial reporting requirements in any report or statement filed by the Company with the U.S. Securities and Exchange Commission, then the Company, or its successor, as appropriate, may recover all of any bonus or other incentive-based or equity based compensation received by Executive during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission, whichever first occurs, of the financial document embodying such financial reporting requirement, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Sections 5.3 or 5.4. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

9. Governing Law; Disputes; Arbitration.

9.1 Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the District of Columbia, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 8 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

9.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the District of Columbia by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrator, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Columbia, (ii) any of the courts of the District of Columbia, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9; provided, however, that the party that substantially prevails in an arbitration, as determined by the arbitrator, shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys’ fees and costs, incurred by such prevailing party in connection with the arbitration, as determined by the arbitrator. Notwithstanding any provision in this Section 9, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

9.3 Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 9 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

9.4 LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 9.3 OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 9.2 WOULD PROVIDE OTHERWISE.

9.5 WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 9.2, requiring arbitration of disputes hereunder.

10. Miscellaneous.

10.1 Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

10.2 Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise, and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder only to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution, for estate or tax planning purposes or as specified in Section 10.3.

10.3 Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

10.4 Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, D.C. 20005

Attention: General Counsel

If to the Executive:

At the address that appears in the Company’s payroll records.

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service (or facsimile, if the parties supply fax numbers as described in the preceding sentence), such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two business days after deposit into the mails by delivery to the U.S. Post Office.

10.5 Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

10.6 Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

10.7 No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

10.8 No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment.

10.9 Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.12 Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

10.13 Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. Notwithstanding a termination by the Company under this Section 10.13, Executive’s obligations under Section 9 shall survive such termination.

10.14 Survival of Provisions. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive the expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. In particular, without limiting the generality of the preceding sentence, any obligation of the Company to make payments or provide services under Sections 4 or 5 shall continue beyond the end of the Term, and the obligations and covenants of Executive set forth in Section 8 (including any agreements referenced in Section 8) shall continue beyond the Term.

11. D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of not less than six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the date of this Agreement.

12. Certain Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DUPONT FABROS TECHNOLOGY, INC.

By:	/s/ Lammot J. du Pont
Name:	Lammot J. du Pont
Title:	Executive Chairman

/s/ Mark L. Wetzel
Mark L. Wetzel

Exhibit A

Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of                         , is made by and between DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), and [OFFICER] (“Indemnitee”).

RECITALS

A. WHEREAS, the Company desires and has requested Indemnitee to serve or continue to serve as an officer of the Company and may, therefore, be subjected to claims, suits, or proceedings arising as a result of his or her service to the Company and/or its subsidiaries or otherwise as a result of his status as an officer of the Company; and

B. WHEREAS, Section 5.5 of the Company’s Articles of Incorporation, as amended and supplemented (the “Charter”), and Article XIII of the Company’s bylaws, as amended and supplemented (the “Bylaws”), and the provisions of the Maryland General Corporation Law, as amended (the “MGCL”), provide for indemnification by the Company of its directors and officers as provided therein; and

C. WHEREAS, to provide Indemnitee with additional contractual assurance of protection against personal liability in connection with certain proceedings described below, the Company desires to enter into this Agreement; and

D. WHEREAS, the MGCL expressly recognizes that the indemnification provisions of Section 2-418(g) of the MGCL are not exclusive of any other rights to which a person seeking indemnification may be entitled under the Charter or the Bylaws, a resolution of stockholders or directors, an agreement or otherwise, and this Agreement is being entered into pursuant to and in furtherance of the Bylaws, as permitted by the MGCL and as authorized by the Charter and the Board of Directors of the Company (the “Board”); and

E. WHEREAS, in order to induce Indemnitee to serve or continue to serve as an officer of the Company and in consideration of Indemnitee’s so serving, the Company desires to indemnify Indemnitee and to make arrangements pursuant to which Indemnitee may be advanced or reimbursed expenses incurred by Indemnitee in such connection with any such claims, suits or proceedings described below, according to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) Change of Control. For purposes of this Agreement, the term “change of control” shall mean the occurrence any of the following events:

(i) the Company is merged, consolidated or reorganized into or with another corporation or other entity and, as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of voting stock immediately prior to such transaction;

(ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other entity in which, after giving effect to such sale or transfer, the holders of voting stock of the Company immediately prior to such sale or transfer hold in the aggregate less than a majority of the combined voting power of the then-outstanding securities of such other corporation;

(iii) if the Company has a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Exchange Act, disclosing that any person or entity has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company’s voting stock; or

(iv) if, during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this clause (iv) each director of the Company who is first elected, or first nominated for election, by the Company’s stockholders, by a vote of at least a majority of the directors of the Company (or a committee of the Board) then still in office who were directors of the Company at the beginning of any such period shall be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the provisions of clause (iii) above, unless otherwise determined in the specific case by majority vote of the Board, a change of control shall not be deemed to have occurred solely because the Company, any subsidiary (as defined below) or any employee benefit plan of the Company or any subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of voting stock of the Company, whether in excess of 50% or otherwise.

(b) Disinterested Director. For purposes of this Agreement, the term “disinterested director” means a director of the Company who is not and was not a party to the proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

(c) Expenses. For purposes of this Agreement, the term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the MGCL or otherwise, and amounts paid in settlement by or on behalf of Indemnitee, but shall not include any judgments, fines, or penalties actually levied against Indemnitee for such individual’s violations of law. The term “expenses” shall also include reasonable compensation for time spent by Indemnitee for which he or she is not compensated by the Company or any subsidiary or third party (i) for any period during which Indemnitee is not an agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Indemnitee while an agent of, employed by, or providing services for compensation to, the Company or any subsidiary.

(d) Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party or otherwise by reason of: (i) the fact that Indemnitee is or was a director, officer, or employee of the Company; (ii) the fact that any action taken by Indemnitee or of any action on Indemnitee’s part while acting as a director or officer of the Company; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under this Agreement.

(e) Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation or limited liability company of which more than fifty percent (50%) of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, real estate investment trust, partnership, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.

(f) Independent Counsel. For purposes of this Agreement, the term “independent counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. If a change of control has not occurred, independent counsel shall be selected by the Board, with the approval of Indemnitee, which approval will not be unreasonably withheld. If a change of control has occurred, independent counsel shall be selected by Indemnitee, with the approval of the Board, which approval will not be unreasonably withheld.

2. Agreement to Serve. Indemnitee will serve, or continue to serve, as an officer of the Company or any subsidiary, as the case may be, faithfully and to the best of his or her ability, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Charter or Bylaws, or under separate agreement, if such agreement exists.

The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws and the MGCL, to induce Indemnitee to serve, or continue to serve, as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer of the Company.

3. Indemnification.

(a) Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the maximum extent permitted by Maryland law, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the MGCL permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, for any and all expenses, actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(b) Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the maximum extent permitted by Maryland law, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the MGCL permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, and pursuant to Section 2-418(b)(2)(ii) and (d)(2)(ii) of the MGCL, no indemnification shall be made in respect of any proceeding as to which Indemnitee shall have been adjudged to be liable to the Company and its stockholders unless and only to the extent that the Indemnitee brings a proceeding to enforce indemnification pursuant to Section 2-418(d)(2) of the MGCL.

(c) Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(i) if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or

(ii) if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to expenses actually and reasonably incurred by him or her in connection with a proceeding.

4. Indemnification for Expenses of a Party Who is Wholly or Partially Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, the Company shall indemnify Indemnitee against all expenses actually and reasonably incurred in connection with the investigation, defense, or appeal of such proceeding. If Indemnitee is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify Indemnitee under this Section 4 for all expenses actually and reasonably incurred by him/her or on his/her behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 4, and without limitation, the termination of any claim, issue, or matter in such a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue, or matter.

5. Advancement of Expenses. To the extent not prohibited by Maryland law, the Company shall advance the expenses actually and reasonably incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advance or advances (which shall include appropriate invoices or other documentation received by Indemnitee in connection with such expenses but, in the case of invoices or other documentation in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice), whether prior to or after the final disposition of such proceeding. Such statement or statements shall include or be preceded or accompanied by: (i) a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met, and (ii) a written undertaking by or on behalf of Indemnitee providing that he or she shall, to the fullest extent required by law, repay the portion of any expenses advanced relating to claims, issues, or matters in the proceeding as to which it shall ultimately be determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that the applicable standard of conduct necessary for indemnification by the Company has not been met. The undertaking required by this Section 5 shall be an unlimited general obligation by or on behalf of Indemnitee. Advances shall be unsecured, interest free, and without regard to Indemnitee’s ability to repay the expenses. To the extent that expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the proceeding, such expenses shall be allocated on a reasonable and proportionate basis.

This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b).

6. Expenses as a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of any event or occurrence related to the fact that Indemnitee is or was an officer of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, partner, or trustee of another corporation, a witness in any proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, he or she shall be indemnified against all expenses actually and reasonably incurred by him or her in connection therewith.

7. Notice and Other Indemnification Procedures.

(a) Notification of Proceeding. Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information, notice, request, or other document relating to any proceeding or matter which may be subject to indemnification or advancement of expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise; provided, however, that the Company’s ability to defend in such proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b) Request for Indemnification. Indemnitee shall notify the Company promptly in writing upon receiving notice of any demand, judgment, or other requirement for payment that Indemnitee reasonably believes to be subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnitee shall submit to the Company such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(c) Determination that Indemnification is Proper. Upon written request by Indemnitee for indemnification pursuant to the Section 7(b) above, and pursuant to Section 2-418(e) of the MGCL, a determination with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a change of control shall have occurred, by independent counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a change of control shall not have occurred, (A) by the Board (or a duly authorized committee thereof) by a majority vote of a quorum consisting of disinterested directors (as herein defined), (B) if a quorum of the Board consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (C) if so directed by a majority of the members of the Board, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination and receipt of all items required under Section 5 of this Agreement. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board or independent counsel if retained pursuant to clause (i) or (ii)(B) of this Section 7(c). Any expenses actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(d) Application for Enforcement. Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of expenses pursuant to this Agreement if: (i) a determination is made pursuant to Section 7(c) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement; (ii) no determination of entitlement to indemnification shall have been made pursuant to Section 7(c) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification; (iii) advance of expenses is not timely made pursuant to Section 5 of this Agreement; (iv) payment of indemnification is not timely made pursuant to Section 7(b) of this Agreement; or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American

Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(d); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 4 of this Agreement.

In any enforcement hearing or proceeding, or arbitration, the burden of proof shall be on the Company to prove that indemnification or advancement of expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board, stockholders, or independent counsel) that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of expenses hereunder.

Pursuant to Section 2-418(b)(3) of the MGCL, the termination of any proceeding by judgment, order, or settlement does not create a presumption that Indemnitee did not meet the requisite standard of conduct; provided, however, that the termination of any criminal proceeding by conviction, or a pleading of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that Indemnitee did not meet the applicable standard of conduct.

If a determination shall have been made pursuant to Section 7(c) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 7, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(e) Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all expenses incurred in connection with any hearing, proceeding, or arbitration under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects. If it shall be determined in such hearing, proceeding, or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

8. Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the expenses of any proceeding, the Company shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. The Company shall notify Indemnitee of any such decision to defend within fifteen (15) calendar days following receipt of notice of any such proceeding under Section 7(a) above. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense.

Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of expenses provisions of this Agreement.

9. Insurance. The Company will use its reasonable best efforts to acquire and maintain an insurance policy or policies providing liability insurance for directors or officers of the Company or of any subsidiary (“D&O Insurance”), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director or officer under such policy or policies. At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company shall give prompt notice of the commencement of any proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

10. Exceptions.

(a) Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance expenses to Indemnitee on account of any proceeding with respect to:

(i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 10(d) below);

(ii) a final judgment rendered against Indemnitee for an accounting, disgorgement, or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee’s conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder;

(iii) for any indemnification or advancement of expenses which have been paid to Indemnitee under any contract or agreement, or by an insurance carrier under a D&O Insurance policy maintained by the Company;

(iv) a final judgment or other final adjudication that Indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest, or constituted willful misconduct (but only to the extent of such specific determination); or

(v) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any improper personal benefit in money, property, or services.

For purposes of the foregoing, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.

(b) Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, and pursuant to Section 2-418(b)(4) of the MGCL, the Company shall not be obligated to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees, or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or under any other agreement, provision in the Bylaws or Charter, or applicable law, or (ii) with respect to any other proceeding initiated, brought, or made by Indemnitee that is approved by the Bylaws or Charter, by a resolution of the Board, or by an agreement approved by the Board.

(c) Unauthorized Settlements or Consents. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.

Any provision herein to the contrary notwithstanding, the Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 10(c) shall not apply to a proceeding brought by Indemnitee under Sections 7(d) or 10(b) above.

(d) Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or in any registration statement filed with the SEC under the Securities Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Securities Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Securities Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.

11. Contribution. If, when Indemnitee has met the applicable standard of conduct, the indemnification provisions set forth in Section 3 should, under applicable law, be to any extent unenforceable, then the Company agrees that it shall be treated as though it is or was a party to the threatened, pending, or completed proceeding in which Indemnitee is or was involved and that the Company shall contribute to the amounts paid or payable by Indemnitee as a result of expenses in third-party proceedings in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and Indemnitee on the other in connection with such action or inaction, or alleged action or inaction, as well as any other relevant equitable considerations. For purposes of this Section 11, the relative fault shall be determined by reference to, among other things, the fault of the Company and all of its directors, officers, employees, and agents (other than Indemnitee), as a group and treated as one entity, and such group’s relative intent, knowledge, access to information and opportunity to have altered or prevented the action or inaction, or alleged action or inaction, forming the basis for the threatened, pending or contemplated proceeding, and Indemnitee’s relative fault in light of such factors on the other hand.

12. Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Company’s Charter, Bylaws, or other agreements, as to action in Indemnitee’s official capacity, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the MGCL, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Charter, Bylaws, and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.

13. Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as an officer of the Company; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of expenses hereunder.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.

14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

16. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and to give effect to Section 15 hereof.

17. Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18. Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.

19. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Maryland, as applied to contracts between Maryland residents entered into and to be performed entirely within Maryland.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

21. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Bylaws, the MGCL and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

DUPONT FABROS TECHNOLOGY, INC.

Name:	Lammot J. du Pont
Title:	Executive Chairman

Address:	1212 New York Avenue, NW
Suite 900
Washington, D.C., 20005

INDEMNITEE

[OFFICER]
[TITLE]

Address:	c/o 1212 New York Avenue, NW
Suite 900
Washington, D.C., 20005

Exhibit B

Non-Competition Agreement

NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of the      day of June, 2008, by and between DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), and Mark L. Wetzel (“Executive”).

Background

The Company and Executive are parties to an employment agreement, dated as of June __, 2008, pursuant to which Executive is entitled to certain compensation and benefits (the “Employment Agreement”). The Employment Agreement also provides that the Company and Executive shall enter into a non-competition agreement in form and substance reasonably satisfactory to the Company. The Company now wishes to enter into this Agreement with Executive in order to establish certain restrictive covenants on the part of Executive that the Company has determined are necessary and appropriate to protect the interests of the Company and its successors during and for a reasonable period of time after termination of the employment of Executive by the Company.

In consideration of the covenants and agreements set forth in the Employment Agreement and herein, the parties hereby agree as follows:

1. Covenants Against Competition and Solicitation; Confidentiality. Executive hereby agrees as follows:

(a) Non-Competition. During (i) the period of his employment with the Company and (ii) a period of two (2) years from and after any termination of his employment with the Company, Executive shall not, within the Restricted Area, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, directly or indirectly serve as an officer, employee, director, partner, manager or member of, or as a consultant to, any Competitor. “Competitor” means a Person that is engaged in the business of owning, acquiring, operating or developing data center buildings and leasing raised-floor computer space to tenants. “Competitor” shall not include any owner, operator and/or manager of co-location facilities, Internet business exchanges or similar facilities, or of data center facilities occupied by the owners thereof and/or their affiliates. “Restricted Area” means all territories in the United States.

(b) Non-Solicitation. During (i) the period of his employment with the Company and (ii) a period of two (2) years, Executive shall not, other than on behalf of the Company or any successor, without the express written consent of the Company or any successor, (i) solicit any of the Company’s tenants to lease, purchase or otherwise occupy data space in the Restricted Area or encourage any of the Company’s tenants to reduce its patronage of the Company, (ii) solicit, recruit, induce for employment or hire (or assist or encourage any other person or entity to solicit, recruit or induce for employment), directly or indirectly or on behalf of himself or any other Person, any officer or non-clerical employee of the Company or any person who was an officer or non-clerical employee of the Company at any time during the final year of Executive’s employment with the Company, to work for Executive or any Person with which Executive is or intends to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with the Company or any successor without the express written consent of the Company.

(c) Confidentiality. During the period of his employment with the Company and a period of five (5) years thereafter, Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the business, assets and operations of the Company and its affiliates (the “Confidential Information”); and shall not disclose such Confidential Information to anyone outside of the Company without the Company’s express written consent. Information which (i) at the time of receipt is, or thereafter becomes, publicly known through no wrongful act of Executive, (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, or (iii) was developed by Executive independently of and without reference to information obtained from the Company shall not be considered “Confidential Information.” Notwithstanding the foregoing, Executive shall not be restricted from disclosing Confidential Information to the extent required by law, court order, subpoena or other legal proceeding.

2. Enforceability and Severability.

(a) Executive agrees that the territorial and time limitations contained in Section 1 of this Agreement are reasonable and properly required for the adequate protection of the Company. It is the intention of Executive and the Company that this Agreement be enforced to the fullest extent. If any provision of this Agreement is deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, within such more limited geographic area and for such lesser activity as such court may then or thereafter determine to be reasonable and proper under the circumstances, and Executive agrees to abide by such terms as are deemed reasonable by such court.

(b) In the event that any provision hereof is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

(c) Each party shall bear its own expenses (including attorneys’ fees) in connection with the enforcement or defense of enforcement of any of the provisions of this Agreement.

3. Remedies.

(a) Executive hereby acknowledges that the damages the Company would sustain in the event of any violation of the provisions of this Agreement are difficult or impossible to ascertain. Accordingly, Executive hereby agrees that the Company shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by Executive and any person or entity acting for or with him.

4. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

5. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

7. Governing Law; Disputes; Arbitration.

(a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the District of Columbia, without regard to conflicts of law principles.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively pursuant to the arbitration provision set forth in Section 9.2 of the Employment Agreement, the terms of which are incorporated by this reference.

(c) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 7 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(d) LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 7(C) OF THIS AGREEMENT OR (II) THE MAXIMUM RATE PER

ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 7(b) WOULD PROVIDE OTHERWISE.

(e) WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 7(b), requiring arbitration of disputes hereunder.

WITNESS the following signatures.

DUPONT FABROS TECHNOLOGY, INC.

By:
Name:	Lammot J. du Pont
Title:	Executive Chairman

Mark L. Wetzel

[Signature Page to Non-Competition, Non-Solicitation and Confidentiality Agreement]

Exhibit C

Form of Release

RELEASE

For and in consideration of the payments and other benefits due to                          (the “Executive”) pursuant to the Employment Agreement dated as of                          (the “Employment Agreement”), by and between DuPont Fabros Technology, Inc., (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder, unit holder or prior member of the operating partnership.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. Section 9 of the Employment Agreement shall apply to this Release.

Date:
[Executive]

Date:	DuPont Fabros Technology, Inc.

By:
Its: